Exhibit 3.69

CERTIFICATE OF INCORPORATION

- of

FOSTER WHEELER INTERCONTINENTAL CORPORATION

WE, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:

FIRST:   The name of the corporation is FOSTER WHEELER INTERCONTINENTAL CORPORATION

SECOND:   Its registered office is to be located at 306 South State Street, in the City of Dover, in the County of Kent, in the State of Delaware. The name of its registered agent at that address is the United States Corporation Company.

THIRD:   The nature of the business of the corporation and the objects or purposes proposed to be transacted, promoted or carried on by it are:

To engage in, conduct and carry on in general: (1) the business of civil, mechanical and chemical engineers, contracors and constructors; (2) the business of designing, engineering and constructing power generating plants, refineries, process plants, chemical plants, pipe lines, power generating equipment and other manufacturing, transportation and business properties and facilities of every kind and character whatsoever; and (3) the business of making, preparing and issuing such studies and economic reports as may be directly or indirectly related to the aforesaid activities.

To produce, assemble, buy, lease or otherwise acquire, hold, own, operate, use, install, equip, replace, maintain, service, process, reprocess, repair, remodel, recondition, import, export, sell, lease or otherwise dispose of and generally to deal in and with (as contractor, subcontractor, principal, agent, commission merchant, broker, factor, or any combination of the foregoing and at wholesale or retail or both) any and all kinds of equipment, machinery, devices, systems, parts, supplies, tools, implements, apparatus, manufactured articles and products, and goods, wares, merchandise and tangible property of every kind, used or capable of being used for any purpose whatever.

To engage in research, experimental, laboratory and development work in connection with any or all of the foregoing purposes; to act as business consultants, and in connection therewith to render management, research, technical, promotional and advisory services to persons, firms, corporations and others.

To improve, manage, develop, sell, assign, transfer, lease, mortgage, pledge, or otherwise dispose of or turn to account or deal with all or any part of the property of the corporation and from time to time to vary any investment or employment of capital of the corporation.

To borrow money and to make and issue evidences of indebtedness and secure the same by mortgage, pledge or otherwise to the extent necessary in the furtherance of the objects of the corporation or its business.

To purchase or otherwise acquire and to hold, maintain, lease, sell, mortgage or otherwise dispose of real property, personal property, mixed property, franchises, licenses, rights and privileges to the extent necessary in the furtherance of the objects of the corporation or its business.

To apply for, obtain, register, purchase, lease or otherwise to acquire and to hold, own, use, develop, operate and introduce, and to sell, assign, grant licenses or territorial rights in respect to, or otherwise to turn to account or dispose of, any copyrights, trade marks, trade names, brands, labels, patent rights, letters patent of the United States or of any other country or government, inventions, improvements and processes, whether used in connection with or secured under letters patent or otherwise.

To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, provided the same be not inconsistent with the laws under which this corporation is organized.

To acquire by purchase, subscription or otherwise, and to hold for investment or otherwise and to use, sell, assign, transfer, mortgage, pledge or otherwise deal with or dispose of stocks, bonds or any other obligations or securities of any corporation or corporations; to merge or consolidate with any corporation in such manner as may be permitted by law; to aid in any manner any corporation whose stocks, bonds or other obligations are held or in any manner guaranteed by this corporation, or in which this corporation is in any way interested; and to do any other acts or things for the preservation, protection, improvement or enhancement of the value of any such stock, bonds or other obligations; and while owner of any such stock, bonds or other obligations to exercise all the rights, powers and privileges of ownership thereof, and to exercise any and all voting powers thereon; to guarantee the payment of dividends upon any stock, or the principal or interest or both, of any bonds or other obligations, and the performance of any contracts.

The business or purpose of the corporation is from time to time to do any one or more of the acts and things hereinabove set forth and it shall have power to conduct and carry on its said business or any part thereof, to have one or more offices, and to exercise any or all of its corporate powers and rights, as a western hemisphere trade corporation in any country or countries in North, Central or South America, or in the West Indies, or in Newfoundland.

The enumeration herein of the objects and purposes of this corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which this corporation is empowered to exercise, whether expressly by force of the laws of the State of Delaware now or hereafter in effect or impliedly by the reasonable construction of the said laws.

FOURTH:   The total number of shares of stock which the corporation is authorized to issue is one thousand (1,000), all of which are without par value.

FIFTH:   The name and address of each of the incorporators are as follows:

NAME	ADDRESS
Paul Allersmeyer	70 Pine Street, New York, N.Y. 10005
Robert F. Gilhooley	70 Pine Street, New York, N.Y. 10005
Leif A. Tonnessen	70 Pine Street, New York, N.Y. 10005

SIXTH:   The corporation is to have perpetual existence.

SEVENTH:   The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

EIGHTH:   The following provisions are inserted for the management of the business and for the conduct of the affairs of this corporation, and for further definition, limitation and regulation of the powers of this corporation and of its directors and stockholders:

(1)           The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws, but shall not be less than three.  Election of directors need not be by ballot unless the by-laws so provide.

(2)           Subject to by-laws adopted by the stockholders, the Board of Directors may make and amend by-laws.

(3)           The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders, as though it has been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4)           In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

NINTH:   No contract or other transaction between the corporation and any other corporation shall be affected or invalidated by the fact that any one or more of the directors of this corporation is or are interested in, or is a director or officer, or are directors or officers of such other corporation, and any director or directors, individually or jointly may be a party or parties to or may be interested in any contract or transaction of this corporation or in which this corporation is interested; and no contract, act or transaction of this corporation with any person or persons, firm or association, shall be affected or invalidated by the fact that any director or directors of this corporation is a party, or are parties to, or interested in, such contract, act or transaction, or in any way connected with such person or persons, firm or association, and each and every person who may become a director of this corporation is hereby relieved from any liability that might otherwise exist from contracting with the corporation for the benefit of himself or any firm or corporation in which he may be in any wise interested.

TENTH:   Any person made a party to any civil or criminal action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of this corporation or of any corporation which he served as such at the request of this corporation, shall be indemnified by the corporation against the reasonable expenses, including, without limitation, attorneys’ fees and amounts paid in satisfaction of judgment or in settlement, other than amounts paid to the corporation by him, actually and necessarily incurred by or imposed upon him in connection with, or resulting from the defense of such civil or criminal action, suit or proceeding, or in connection with or resulting from any appeal therein, except in relation to matters as to which it shall be adjudged in such civil or criminal action, suit or proceeding that such officer, director or employee is liable for negligence or misconduct in the performance of his duties.  In the case of a criminal action, suit or proceeding, a conviction (whether based on a plea of guilty or nolo contendere or its equivalent, or after trial) shall not of itself be deemed an adjudication that such officer, director or employee is liable for negligence or misconduct in the performance of his duties.  Any amount payable pursuant to this article may be determined and paid, at the option of the person to be indemnified, pursuant to procedure set forth from time to time in the by-laws or by any of the following procedures: (a) order of the court having jurisdiction of any such civil or criminal action, suit or proceeding, (b) resolution adopted by a majority of a quorum of the Board of Directors of the corporation without counting in such majority or quorum any interested director, (c) resolution adopted by the holders of record of a majority of the outstanding shares of capital stock of the corporation having voting power, or (d) order of any court having jurisdiction over the corporation.  Such right of indemnification shall not be exclusive of any other right which such officers, directors and employees of the corporation, and the other persons above mentioned, may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any by-law, agreement, vote of stockholders, provisions of law or otherwise, as well as their rights under this Article.

ELEVENTH:   The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

IN WITNESS WHEREOF, we have hereunto set our hands and seals the 30th day of April, 1976.

PAUL ALLERSMEYER	(L.S.)
Paul Allersmeyer

ROBERT F. GILHOOLEY	(L.S.)
Robert F. Gilhooley

LEIF A. TONNESSEN	(L.S.)
Leif A. Tonnessen